Exhibit 4.27
EXCHANGE AND ROLLOVER AGREEMENT
     This Exchange and Rollover Agreement (this “Agreement”), dated as of April 30, 2009, is made by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), NationsHealth, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”);
     WHEREAS, immediately prior to the Effective Time, each Stockholder desires to contribute all issued and outstanding shares of Company Common Stock and Company Restricted Stock owned, beneficially and of record, by such Stockholder (the “Rollover Shares”) in exchange for the same number of shares of the Merger Sub Non-Voting Common Stock at a price per share equal to $0.12 (the “Exchange”) in accordance with the terms of this Agreement;
     WHEREAS, the Stockholders, Merger Sub and Parent intend that the Exchange be treated for United States federal income tax purposes as a tax-free exchange of the Rollover Shares for the Merger Sub Non-Voting Common Stock under the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, on the date hereof, each of the Company, Parent, and the Stockholders shall have entered into the Preferred Stock Investment Documents, as applicable, each of which shall be effective as of the Closing Date and in which the rights, preferences, privileges and restrictions of the Preferred Stock issued upon conversion of the Bridge Loan and in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised), and the Surviving Corporation Common Stock issued in connection with the Rollover (as defined below) shall be set forth in the Preferred Stock Investment Documents.
     WHEREAS, at the Closing and before the Effective Time, (a) the outstanding principal amount under the Bridge Loan shall be converted into shares of Preferred Stock at a price per share equal to $0.12, (b) any remaining accrued and unpaid interest on the Bridge Loan shall be paid in cash by the Company to Parent, and (c) Parent shall make the Preferred Stock Investment pursuant to which Parent shall purchase and the Company shall sell shares of Preferred Stock at a price per share equal to $0.12; and

     WHEREAS, in connection with the Merger and at the Effective Time, (a) each share of issued and outstanding Company Common Stock, including shares of Company Restricted Stock (other than shares to be canceled in accordance with Section 2.1(c) of the Merger Agreement, the Dissenting Shares, and the shares of Preferred Stock issued at or immediately prior to the Effective Time in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)) shall be converted into the right to receive from the Surviving Corporation a cash amount equal to $0.12 per share(the “Conversion”), (b) each share of Merger Sub Non-Voting Common Stock owned, beneficially or of record, by each of the Stockholders shall be converted into and become one share of Surviving Corporation Common Stock in accordance with the terms and conditions of Section 2.1(a) of the Merger Agreement and Section 1.2(a) of this Agreement, and (c) each share of Merger Sub Voting Common Stock owned, beneficially or of record, by Parent shall be converted into and become one share of Surviving Corporation Common Stock in accordance with the terms and conditions of Section 2.1(a) of the Merger Agreement and Section 1.2(a) of this Agreement (collectively, clause (b) and (c) shall be referred to as the “Rollover”).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:
ARTICLE 1
EXCHANGE AND ROLLOVER
     1.1 The Exchange.
          (a) Immediately prior to the Effective Time and in connection with the Exchange, each Stockholder shall assign, contribute and transfer to Merger Sub and the Merger Sub shall accept all of the Rollover Shares set forth opposite such Stockholder’s name on Schedule 1.1(a) attached hereto free and clear of any mortgage, lien, pledge, charge, claim, security interest, agreement, and encumbrance whatsoever (any of the foregoing, an “Encumbrance”).
          (b) In connection with each Stockholder’s contribution of its Rollover Shares to Merger Sub, Merger Sub shall issue to such Stockholder the number of shares of Merger Sub Non-Voting Common Stock set forth opposite such Stockholder’s name on Schedule 1.1(b) attached hereto free and clear of any Encumbrance
          (c) At the Effective Time, all of the Rollover Shares held by Parent or Merger Sub after the Exchange shall be cancelled in accordance with Section 2.1(c) of the Merger Agreement and, when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each Stockholder holding a certificate representing any such Rollover Shares shall not have any rights with respect thereto, except the right to receive the shares of Merger Sub Non-Voting Common Stock as set forth in Section 1.1(b).

     1.2 The Rollover.
          (a) At the Effective Time and in connection with the Rollover, (i) each share of Merger Sub Non-Voting Common Stock set forth opposite each Stockholder’s name on Schedule 1.1(b) attached hereto and held by such Stockholder and each share of Merger Sub Voting Common Stock set forth opposite Parent’s name on Schedule 1.2(a) attached hereto, and (ii) held by Parent shall be converted into the number of shares of Surviving Corporation Common Stock set forth opposite such Person’s name on Schedule 1.2(b) attached hereto free and clear of any Encumbrance.
          (b) As of the Effective Time, all such shares of Merger Sub capital stock held by Parent and/or any Stockholder after the Rollover shall be cancelled in accordance with Section 2.1(a) of the Merger Agreement, when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares of Merger Sub capital stock shall not to have any rights with respect thereto, except the right to receive shares of the Surviving Corporation Common Stock as set forth in Section 1.2(a).
          (c) All certificates representing Surviving Corporation Common Stock issued pursuant to Section 1.2(a) shall be endorsed with the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A STATEMENT OF THE PROVISIONS AND THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY. THESE SHARES SHALL NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THAT CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Stockholders as of the date hereof and as of the Closing Date:
     2.1 Organization and Standing; Authority; Noncontravention.
          (a) Parent is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          (b) Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated herein, have been duly authorized and approved by its Board of Directors or board of managers and stockholders or equity holders and, no other corporate action on the part of Parent and Merger Sub or the equity holders thereof is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by it of transactions contemplated herein. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the organizational or governing documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 of the Merger Agreement have been received and the waiting periods referred to therein have expired, and any condition to the effectiveness of such consent, approval, authorization, or waiver has been satisfied and the filings referred to in Section 4.3 of the Merger Agreement are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect and no other authorizations, consents, approvals or waivers are required other than those referred to in Section 4.3 of the Merger Agreement.

     2.2 Title to Merger Sub Non-Voting Common Stock. Upon each Stockholder’s contribution of the Rollover Shares to Merger Sub pursuant to the Exchange, (a) the Merger Sub Non-Voting Common Stock issued in exchange thereof shall be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of any preemptive rights, rights of first refusal or similar rights, and (b) such Stockholder will acquire good, valid, and marketable title thereto, free and clear of any Encumbrance, other than those imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder.
     2.3 Capitalization. The authorized capital stock of Merger Sub consists of 20,000,000 shares of Merger Sub Non-Voting Common Stock, 1 share of Merger Sub Voting Common Stock, and no shares of preferred stock. As of the date hereof and before the consummation of the Exchange, there are no issued and outstanding shares of Merger Sub Non-Voting Common Stock, and one (1) issued and outstanding share of Merger Sub Voting Common Stock, which is held by solely by Parent. After the consummation of the Exchange and at the Effective Time, there will be 12,517,426 shares of Merger Sub Non-Voting Common Stock and 1 share of Merger Sub Voting Common Stock outstanding on a fully diluted basis issued to the persons set forth on Schedule 2.3 attached hereto. Other than the shares of Merger Sub Voting Common Stock issued to Parent or Merger Sub Non-Voting Common Stock to be issued in connection with the Exchange, no shares of Merger Sub Voting Common Stock and Merger Sub Non-Voting Common Stock will be issued. The rights, preferences, privileges and restrictions of the Merger Sub Voting Common Stock and Merger Sub Non-Voting Common Stock are as stated in Merger Sub’s Certificate of Incorporation as filed with the Secretary of State of the State of Delaware. All issued and outstanding shares of capital stock of Merger Sub have been duly authorized, are validly issued and are fully paid and nonassessable and free of preemptive rights or other restrictions, other than those imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder. Except for the obligations set forth in this Agreement, (a) there are no outstanding options or other rights of any kind which obligate Merger Sub to issue or deliver any shares of capital stock or voting securities of Merger Sub or any securities or obligations convertible into or exercisable for any shares of capital stock or voting securities of Merger Sub (the “Merger Sub Securities”), (b) there are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Securities, and (c) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub to which Merger Sub or Parent is a party. There are no bonds, debentures, notes or other indebtedness or securities of Merger Sub having a right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of Merger Sub may vote are issued and outstanding. As of the date hereof and as of the Closing Date, the only obligations and liabilities of Merger Sub are and will be those which arise in connection with this Agreement, the Merger Agreement and the transactions contemplated herein and therein. Merger Sub is a wholly-owned subsidiary of Parent, and no other person or entity owns any security (or any phantom stock or the like) of Merger Sub and Merger Sub has no obligation to issue any security (or any phantom stock or the like) to any person or entity.

     2.4 Approvals. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated herein, do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, other than as set forth in the Merger Agreement.
     2.5 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent or Merger Sub or the assets of Parent or Merger Sub, by or before any Governmental Authority, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     2.6 History and Operations of Parent and Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in this Agreement and the other Transactions and the consummation of the transactions contemplated hereby and thereby, and has not engaged and will not have engaged on or prior to the Closing Date in any other business activities or operations or otherwise incurred any liability other than as contemplated by this Agreement and the other Transactions. Other than Merger Sub, Parent does not have any Subsidiaries. Merger Sub does not have any Subsidiaries.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent, Merger Sub, and the Stockholders as of the date hereof and as of the Closing Date:
     3.1 Organization and Standing; Authority; Noncontravention.
          (a) The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware.
          (b) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated herein, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by Bankruptcy and Equity Exception.

          (c) Except as specifically set forth in Section 3.3(c) of the Company Disclosure Schedule and for any agreements entered into in connection with the Rollover Financing, the Preferred Stock Investment and the Bridge Loan, neither the execution and delivery of this Agreement by the Company nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 of the Merger Agreement and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 of the Merger Agreement are made, (A) violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than the Permitted Liens, upon any of the respective properties or assets of, the Company or any of its Subsidiaries, in each case, in any material respect, under, any of the terms, conditions or provisions of any Contract or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     3.2 Title to Surviving Corporation Common Stock. Upon each Stockholder’s conversion of the Merger Sub Non-Voting Common Stock issued to such Stockholder in connection with the Exchange and Parent’s conversion of the Merger Sub Voting Common Stock into shares of the Surviving Corporation Common Stock in connection with the Rollover, (a) the Surviving Corporation Common Stock issued in exchange thereof shall be duly authorized, validly issued and outstanding, fully paid and nonassessable, and (b) such Stockholder and Parent will acquire good, valid, and marketable title thereto, free and clear of any Encumbrance, other than those imposed by Law, contemplated by this Agreement, the Merger Agreement or the Preferred Stock Investment Documents or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder or Parent. Based in part, on the representations and warranties of the Stockholders hereunder, the offer and the sale and issuance of the Surviving Corporation Common Stock in connection with the Rollover are exempt from the registration and prospectus delivery requirements of the Securities Act and the securities or blue sky laws in any applicable states.

     3.3 Capitalization. Immediately after the Effective Time and the consummation of the Conversion and the Rollover and the issuance of the Preferred Stock in connection with the Preferred Stock Investment and assuming the Preferred Stock Investment Option is not exercised, and upon conversion of the Bridge Loan into Preferred Stock, (a) the authorized capital stock of the Surviving Corporation shall consist of 300,000,000 shares of Surviving Common Stock and 150,000,000 shares Preferred Stock and (b) 12,517,427 shares of Surviving Corporation Common Stock and 67,916,667 shares of Preferred Stock shall be outstanding and issued to the Persons set forth on Schedule 3.3 attached hereto; provided, that the number of outstanding shares of Surviving Corporation Common Stock and Preferred Stock may increase, based (x) upon and pursuant to the exercise of the Preferred Stock Investment Option, so long as such investment is at a per share price equivalent $0.12, and (y) any issuances pursuant to the Surviving Corporation’s 2009 Stock Incentive Plan, which the Surviving Corporation has reserved up to 24,328,112 shares of Surviving Corporation Common Stock, representing 20.9% of the Surviving Corporation’s issued and outstanding capital stock on a fully diluted basis as of the Closing Date, which shall be maintained at 20.9% in the event the Preferred Stock Investment Option is exercised. The rights, preferences, privileges and restrictions of the Surviving Corporation Common Stock and Preferred Stock are as stated in the Surviving Corporation’s Amended and Restated Certificate of Incorporation attached hereto as Exhibit 3.3 as filed with the Secretary of State of the State of Delaware and in effect immediately prior to the Effective Time, the Amended and Restated Bylaws, the other Preferred Stock Investment Documents and applicable law. All issued and outstanding shares of capital stock of the Surviving Corporation shall be duly authorized, are validly issued and are fully paid and nonassessable.
     3.4 Governmental Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein, do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, other than as set forth in the Merger Agreement.
     3.5 Legal Proceedings. Except as set forth in the Company SEC Documents or as set forth in Section 3.7, Section 3.8 and/or Section 3.21 of the Company Disclosure Schedule of the Merger Agreement, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any settlement agreement or stipulation, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and there is no pending legal, administrative, arbitral, or other proceeding, claim, suit or action that challenges, or that, if decided adversely to the Company would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Except as set forth in any agreement among the Stockholders, including, but not limited to, any stockholders agreements, proxies or other similar agreements, and, in the case of MHR, except as set forth in Schedule 4 attached hereto, each Stockholder, severally, and not jointly represents and warrants to the Company, Parent, and Merger Sub as of the date hereof and as of the Closing Date:
     4.1 Authority; Noncontravention.
          (a) Such Stockholder is the sole (including any of such Stockholder’s Affiliates) owner of and has full right, power and authority to sell the Rollover Shares owned, beneficially and of record, by such Stockholder and will be the sole (including any of such Stockholder’s Affiliates) owner of and have the full, right, power and authority to sell and vote the Merger Sub Non-Voting Common Stock issued to such Stockholder in connection with the Exchange. Such Stockholder has full power and authority to enter into this Agreement and the agreements contemplated hereby and to deliver the Rollover Shares and the certificates evidencing such Rollover Shares to the Merger Sub as provided for herein, free and clear of any Encumbrance, and the Merger Sub Non-Voting Common Stock and the certificate evidencing such Merger Sub Non-Voting Common Stock as provided herein, free and clear of any Encumbrance, in each case other than any Encumbrance imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder. This Agreement and all other agreements contemplated hereby to be entered into by such Stockholder each constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by Bankruptcy and Equity Exception.
          (b) Neither the execution and delivery of this Agreement by such Stockholder nor compliance by such Stockholder with any of the terms or provisions hereof, will conflict with, violate or cause a breach of any Contract to which such Stockholder is a party or any judgment, order or decree to which such Stockholder is subject, other than any breach that will not impair in any material respect the ability of such Stockholder to consummate the transactions contemplated by the Merger Agreement or hereby and comply with its obligations hereunder and thereunder.
     4.2 Title to Rollover Shares. Such Stockholder has good and valid title to all of its Rollover Shares free and clear of any Encumbrance, and will have good and valid title to all of its Merger Sub Non-Voting Common Stock issued in connection with the Exchange, in each case other than those imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder. Upon the consummation of the Exchange, such Stockholder will contribute to Merger Sub and Merger Sub shall receive good and valid title to all of the Rollover Shares free and clear of any Encumbrance, other than those imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder. Upon the consummation of the Rollover, such Stockholder will contribute to the Surviving Corporation and the Surviving Corporation shall receive good and valid title to all of the Merger Sub Non-Voting Common Stock issued to such Stockholder in the Exchange free and clear of any Encumbrance, other than those imposed by Law, contemplated by this Agreement or the Merger Agreement or the transactions contemplated herein or therein, or that result from any actions taken by such Stockholder. Other than as set forth in the Voting Agreement or the Preferred Stock Investment Documents or the Bridge Loan Documents or the First and Second Amended and Restated Notes (as defined below in Section 6.17), the MHR Warrants and the Waiver Warrants, there is and will be no outstanding Contract with any Person to vote, purchase, redeem or otherwise acquire any Rollover Shares or Merger Sub Non-Voting Common Stock, as the case may be, or securities or obligations of any kind convertible into any Rollover Shares or Merger Sub Non-Voting Common Stock, as the case may be, owned, beneficially and of record, by such Stockholder.

ARTICLE 5
ACCREDITED INVESTOR; PURCHASE SURVIVING CORPORATION COMMON STOCK FOR INVESTMENT
          (a) Each Stockholder and Parent (collectively, the “Investor”) is an “accredited investor” within the meaning of Regulation D under the Securities Act.
          (b) Each Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of its investment in the Surviving Corporation Common Stock, and such Investor understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such Surviving Corporation Common Stock).
          (c) Each Investor is familiar with the business that is conducted and is intended to be conducted by the Surviving Corporation, including financial matters related to such business.
          (d) Each Investor has been given the opportunity to ask questions of and receive answers from Parent, the Company and their respective representatives, as applicable, concerning (i) the terms and conditions of the issuance of the Surviving Corporation Common Stock and the Preferred Stock in connection with the Preferred Stock Investment and the conversion of the Bridge Loan and the other transactions contemplated in connection with the Rollover and in connection with the Merger Agreement and (ii) the financial condition, operation and prospects of Parent, the Company and their Subsidiaries both before and after giving effect to the Merger. Each Investor has had full access to such other information concerning Parent, the Company and their Subsidiaries, as the case may be, and their respective operations, assets, and liabilities as it has requested.
          (e) Each Investor understands that the Surviving Corporation Common Stock being purchased by such Investor hereunder has not been registered under the Securities Act, or under applicable state securities laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such Surviving Corporation Common Stock subsequently is so registered or qualifies for exemption from registration under the Securities Act and Blue Sky Laws, and that the certificates representing such Surviving Corporation Common Stock shall bear a legend noting such restrictions as described in Section 1.2(d). Each Investor acknowledges that it is able to bear the economic risk of investment in the Surviving Corporation Common Stock for an indefinite period of time.

          (f) Each Investor is purchasing the Surviving Corporation Common Stock in good faith solely for its own (or any of its Affiliate’s) account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and such Investor understands that such Surviving Corporation Common Stock shall not be disposed of by such Investor in contravention of the Preferred Stock Investment Documents, the Securities Act, any applicable Blue Sky Laws or any other Law applicable to the Surviving Corporation Common Stock.
          (g) Other than pursuant to the Investor Rights Agreement entered into in connection with the Preferred Stock Investment Documents, each Investor also understands that the Surviving Corporation does not have any obligation or intention to register the Surviving Corporation Common Stock for sale under the Securities Act or any state securities laws; and that such Investor has no right to require the registration of the Surviving Corporation Common Stock under the Securities Act, any state securities laws or other applicable securities regulations. Other than pursuant to the Preferred Stock Investment Documents and pursuant to any transfers under Section 1.6 of the Right of First Refusal and Co-Sale Agreement, such Investor has no Contract with any Person to sell or transfer or pledge to such Person or anyone else any of the Surviving Corporation Common Stock and such Investor represents and warrants that such Investor has no present plans to enter into any such Contract.
          (h) In connection with the conversion of the Merger Sub Non-Voting Common Stock issued to each Stockholder in connection with the Exchange and the Merger Sub Voting Common Stock held by Parent for the Surviving Corporation Common Stock issued in connection with the Rollover, such Stockholder and Parent, as the case may be, acknowledges, covenants and agrees as follows:
               (i) None of this Agreement (or any term or provision hereof), the issuance of the Surviving Corporation Common Stock, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between the Company or any of its Subsidiaries or any of the Company’s Affiliates, on the one hand, and such Investor, on the other hand.
               (ii) All rights and obligations of such Investor with respect to its Surviving Corporation Common Stock received pursuant to this Agreement, including in respect of voting and transfer rights, shall be as provided in the Preferred Stock Investment Documents, and the Surviving Corporation’s Amended and Restated Bylaws, Amended and Restated Certificate of Incorporation and/or any of its other organizational and governance documents and applicable law.
               (iii) SUCH INVESTOR’S INVESTMENT IN THE SURVIVING CORPORATION COMMON STOCK IS SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE SURVIVING CORPORATION COMMON STOCK NOR IS ANY LIKELY TO DEVELOP. SUCH INVESTOR MAY AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN THE SURVIVING CORPORATION COMMON STOCK AND SUCH INVESTOR UNDERSTANDS SUCH INVESTOR MAY HAVE TO HOLD SUCH INVESTMENT INDEFINITELY. SUCH INVESTOR IS AWARE AND ACKNOWLEDGES THAT, BECAUSE OF THE SUBSTANTIAL RESTRICTIONS ON THE TRANSFERABILITY OF THE SURVIVING CORPORATION COMMON STOCK, IT MAY NOT BE POSSIBLE FOR SUCH INVESTOR TO LIQUIDATE ITS INVESTMENT IN THE SURVIVING CORPORATION READILY, EVEN IN THE CASE OF AN EMERGENCY. SUCH INVESTOR MAY LOSE ANY FEDERAL AND/OR STATE INCOME TAX BENEFITS WHICH MAY BE AVAILABLE TO SUCH INVESTOR, WHICH MAY BE LOST THROUGH AN ACTION BY A GOVERNMENTAL AUTHORITY OR BY CHANGES IN EXISTING LAWS AND REGULATIONS, INCLUDING THE CODE. SUCH INVESTOR, IN CONSUMMATING THE ROLLOVER, IF RELYING ON ANY ADVICE, IS RELYING SOLELY ON THE ADVICE OF ITS PERSONAL TAX AND LEGAL ADVISOR WITH RESPECT TO THE TAX, INCLUDING THE INTENDED TAX-FREE EXCHANGE CONTEMPLATED BY THIS AGREEMENT, AND OTHER ASPECTS OF THE INVESTOR’S INVESTMENT IN THE SURVIVING CORPORATION AND CONSUMMATION OF THE ROLLOVER.

ARTICLE 6
MISCELLANEOUS
     6.1 Effective Date. The effectiveness of this Agreement and the agreements, covenants and obligations of the parties hereto are conditioned upon the occurrence of the Effective Time pursuant to the Merger Agreement in effect as of the date hereof, and in the event the Merger Agreement is terminated in accordance with its terms this Agreement shall be null and void and have no force and effect.
     6.2 Termination. This Agreement shall automatically terminate upon the earlier of (a) the Merger Agreement is terminated in accordance with its terms, or (b) the parties hereto execute a written agreement to terminate this Agreement.
     6.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

ComVest Investment Partners III, L.P.
One North Clematis
Suite 300
West Palm Beach, Florida 33401
Attention: Mark Lama
Facsimile: (561) 671-3225

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217

If to the Company, to:

NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Phone: 312.372.2000
Fax: 312.984.7700
Attention: Helen R. Friedli, Esq.

If to the Stockholders, to:

Glenn Parker
530 Carrotwood Terrace
Plantation, Florida 33324

and

Timothy Fairbanks
6605 NW 122nd Avenue
Parkland, Florida 33076

and

Lewis Stone
6618 NW 103rd Lane
Parkland, Florida 33076

and

RGGPLS, LLC
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325

If to MHR, to:

c/o MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Attn: Hal Goldstein
               Emily Fine
               Janet Yeung
Telephone: (212) 262-0005
Facsimile: (212) 262-9356

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Doron Lipshitz, Esq.
               Patricia Perez, Esq.
Telephone: (212) 326-2000
Facsimile: (212) 326-2061
               or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 6.2, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

     6.4 Amendments; Waivers. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party and shall not be enforceable against any party hereto unless such party has executed such amendment or modification. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     6.5 Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of fax or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. This Agreement shall be valid upon the execution of the Company, Parent, Merger Sub and one or more Stockholders, irrespective of whether this Agreement is executed by all of the Stockholders.
     6.6 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions.
     6.7 Entire Agreement. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent).
     6.8 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
     6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     6.10 Schedules, Exhibits, Sections and Articles. All exhibits or schedules attached to this Agreement shall be deemed part of this Agreement and incorporated into this Agreement, as if fully contained in it. All references in this Agreement to an exhibit, section, article or schedule shall mean an exhibit, section, article or schedule to this Agreement (unless otherwise indicated). All references in this Agreement to this Agreement shall include all of the exhibits or schedules attached to this Agreement.
     6.11 Governing Law; Jurisdiction.
          (a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
          (b) The parties hereto hereby irrevocably submit to the jurisdiction of the federal and state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.2.
     6.12 Further Assurances. Each Stockholder, the Company, Parent and Merger Sub, at the closing of the transactions contemplated hereby, or at any time or times thereafter, upon request of any party hereto, will execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to effect the transactions contemplated hereby.
     6.13 Efforts. Each party hereto hereby agrees to take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, and to assist and cooperate with the other party hereto in doing all commercially reasonable things necessary, proper or advisable under applicable Laws, to consummate and make effective, the Exchange, the Rollover and the other transactions contemplated hereunder.
     6.14 Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties.

     6.15 Transaction Costs. Except as set forth in the Merger Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel; provided, however, that, notwithstanding the foregoing, the parties acknowledge that Company shall pay the fees, costs and expenses by the Stockholders incurred in connection herewith and in connection with the Preferred Stock Investment Documents.
     6.16 Interpretation; Other.
          (a) Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     6.17 “First and Second Amended and Notes” means the (a) First Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of OTQ LLC, dated as of the Effective Time; (b) First Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners Master Account LP, dated as of the Effective Time; (c) First Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners (100) LP; (d) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of OTQ LLC, dated as of the Effective Time; (e) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners Master Account LP, dated as of the Effective Time; and (f) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners (100) LP, dated as of the Effective Time, as each may be amended, modified, replaced or refinanced from time to time.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Exchange and Rollover Agreement to be duly executed, as of the date first above written.

COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

NATIONSHEALTH ACQUISITION CORP.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

GLENN PARKER
/s/ Glenn Parker

TIMOTHY FAIRBANKS
/s/ Timothy Fairbanks

LEWIS STONE
/s/ Lewis Stone

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MHR CAPITAL PARTNERS (100) LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

OTQ LLC
By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MARK H. RACHESKY, M.D. (as a record holder and as an authorized signatory for certain other entities)
/s/ Mark H. Rachesky, M.D.